News Release

Firsthand Technology Value Fund Discloses

Top Portfolio Holdings

San Jose, CA, December 15, 2017 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly traded venture capital fund that invests in technology and cleantech companies, disclosed today that its top five holdings as of November 30, 2017, were Pivotal Systems, IntraOp Medical, Nutanix, QMAT, and Wrightspeed.

1.	Pivotal Systems Corp. provides monitoring and process control technologies for the semiconductor manufacturing industry. As of November 30, 2017, the Fund’s investment in Pivotal consisted of 33,508,691 shares of preferred stock plus warrants to purchase additional shares and represented approximately 20.1% of the Fund’s estimated net assets.*

2.	IntraOp Medical Corp. is the manufacturer of the Mobetron, a medical device that is used to deliver intra-operative radiation to cancer patients. As of November 30, 2017, the Fund’s investment in IntraOp consisted of 26,856,187 shares of preferred stock plus debt securities and represented approximately 14.3% of the Fund’s estimated net assets.*

3.	Nutanix, Inc. (NASDAQ: NTNX) is a provider of hyperconverged data center equipment that merges computing, storage, and networking capabilities in a single piece of equipment. As of November 30, 2017, the Fund’s investment in Nutanix consisted of 459,772 shares of common stock and represented approximately 10.2% of the Fund’s estimated net assets.*

4.	QMAT, Inc. is developing advanced materials technologies for applications in the electronics industry. As of November 30, 2017, the Fund’s investment in QMAT consisted of 18,000,240 shares of preferred stock plus debt securities and warrants to purchase additional shares, and represented approximately 8.7% of the Fund’s estimated net assets.*

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5.	Wrightspeed, Inc. is a supplier of electric drivetrains for medium-duty trucks. As of November 30, 2017, the Fund’s investment in Wrightspeed consisted of 3,910,158 shares of preferred stock and warrants to purchase additional shares and represented approximately 7.3% of the Fund’s estimated net assets.*

On November 13, 2017, the Fund announced a plan to repurchase up to $2 million worth of SVVC stock in the open market by March 30, 2018. Through the end of November, we had repurchased 44,233 shares of stock at a total cost of approximately $375,000, but had not yet completed the retirement of those shares. Accordingly, as of November 30, 2017, the Fund had 7,430,697 shares outstanding.

The Fund also announced that, as of November 30, 2017, estimated net assets of the Fund were approximately $148 million, or $19.87 per share, including cash and cash equivalents of approximately $0.47 per share. As of that date, the Fund’s top five holdings constituted 60.6% of the Fund’s estimated net assets.* Complete financial statements and a detailed schedule of investments as of September 30, 2017, are available in the Fund’s quarterly report filing on Form 10-Q.

*	Estimated net assets as of November 30, 2017, represent net assets of approximately $139 million as of September 30, 2017, plus the net change in unrealized appreciation/depreciation and realized gains/losses on publicly traded and private securities since September 30, 2017. For the purposes of calculating the percentage of net assets represented by each investment, the value of each holding is determined by the most recent of: (1) the purchase price, (2) the market value for public securities, less any discounts taken due to restrictions on the stock, or (3) the September 30, 2017, fair value of each security, as determined under procedures approved by our Board of Directors.

About Firsthand Technology Value Fund

Firsthand Technology Value Fund, Inc. is a publicly traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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News Release

The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies. An investment in the Fund involves substantial risks, some of which are highlighted below. Please see the Fund’s public filings for more information about fees, expenses and risk. Past investment results do not provide any assurances about future results.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Heather Hohlowski

Firsthand Capital Management, Inc.

(408) 624-9525

vc@firsthandtvf.com